Exhibit (d)(4)

                         RESEARCH AND ADVISORY AGREEMENT
                         -------------------------------

                  Deutsche Investment Management Americas Inc.
                                 345 Park Avenue
                          New York, New York 10154-0010

                                                                December 8, 2003

Deutsche Asset Management Investment Services Limited
One Appold Street
London, England EC2A 2UU

         We have entered into an Investment Management Agreement (the "Management Agreement") dated as of April 5, 2002, as amended from time to time, with Scudder Portfolio Trust (the "Trust"), a trust on behalf of Scudder Income Fund, a series of the Trust (the "Fund"), pursuant to which we act as investment advisor to and manager of the Fund. A copy of the Management Agreement has been previously furnished to you. In furtherance of such duties to the Fund, and with the approval of the Fund, we wish to avail ourselves of your investment advisory services. Accordingly, with the acceptance of the Fund, we hereby agree with you as follows for the duration of this Agreement:

         1. You agree to furnish to us such information, investment recommendations, advice and assistance with respect to all or a portion of the investment portfolio of the Fund as we shall from time to time reasonably request. In addition, for the benefit of the Fund, you agree to pay the fees and expenses of any Trustees or officers of the Trust who are directors, officers or employees of you or of any of your affiliates, except that the Fund shall bear travel expenses (or an appropriate portion thereof) of Trustees and officers of the Trust who are directors, officers, or employees of you to the extent that such expenses relate to attendance at meetings of the Board of Trustees of the Trust or any committees thereof or advisors thereto held outside of Boston, Massachusetts or New York, New York.

         2. For the services provided and the expenses assumed pursuant to this Agreement, we will pay to you, and you will accept as full compensation therefore, fees, computed daily and payable monthly, on an annual basis equal to the percentage set forth on Exhibit A hereto of the average daily net assets of the Fund for which you provide services pursuant to Paragraph 1 hereof. For purposes of computing the monthly fee, the value of the net assets of the Fund shall be determined as of the close of business on the last business day of each month; provided, however, that the fee for the period from the end of the last month ending prior to termination of this Agreement, for whatever reason, to date of termination shall be based on the value of the net assets of the Fund determined as of the close of business on the date of termination and the fee for such period through the end of the month in which such proceeds are received shall be prorated according to the proportion which such period bears to a full monthly period. Each payment of a monthly fee shall be made by us to you within the fifteen days next following the day as of which such payment is so computed.

         The value of the net assets of the Fund shall be determined pursuant to applicable provision of the Articles of Incorporation and By-laws of the Fund.

         We agree to work with you, in order to make our relationship as productive as possible for the benefit of the Fund, to further the development of your ability to provide the services contemplated by Paragraph 1. To this end we agree to work with you to assist you in developing your research techniques, procedures and analysis. We agree not to furnish, without your consent, to any person other than our personnel and directors and representatives of the Fund any tangible research material that is prepared by you, that is not publicly available, and that has been stamped or otherwise clearly indicated by you as being confidential.

         3. You agree that you will not make a short sale of any Beneficial Interest of the Fund, or purchase any share of the Beneficial Interest of the Fund otherwise than for investment.

         4. Your services to us are not to be deemed exclusive and you are free to render similar services to others, except as otherwise provided in Paragraph 1 hereof.

         5. Nothing herein shall be construed as constituting you an agent of us or of the Fund.

         6. You represent and warrant that you are registered as an investment advisor under the U.S. Investment Advisers Act of 1940, as amended. You agree to maintain such registration in effect during the term of this Agreement.

         7. Neither you nor any affiliate of yours shall receive any compensation in connection with the placement or execution of any transaction for the purchase or sale of securities or for the investment of funds on behalf of the Fund, except that you or your affiliates may receive a commission, fee or other remuneration for acting as broker in connection with the sale of securities to or by the Fund, if permitted under the U.S. Investment Company Act of 1940, as amended.

         8. We and the Fund agree that you may rely on information reasonably believed by you to be accurate and reliable. We and the Fund further agree that neither you nor your officers, directors, employees or agents shall be subject to any liability for any act or omission in the course of, connected with or arising out of any services to be rendered hereunder except by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties or by reason of reckless disregard of your obligations and duties under this Agreement.

         9. This Agreement shall remain in effect for a period of one year from the day and date first written above and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Trustees who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Trustees or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time, without penalty, by the Fund's Board of Trustees or by vote of holders of a majority of the outstanding voting securities of the Fund, upon 60 days' written notice delivered or sent by registered mail, postage prepaid, to you, at your address given in Paragraph 11 hereof or at any other address of which you shall have notified us in writing, or by you upon 60 days' written notice to us and to the Fund, and shall automatically be terminated in the event of its assignment or of the termination (due to assignment or otherwise) of the Management Agreement, provided that an assignment to a corporate successor to all or substantially all of your business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of your business shall not be deemed to be an assignment for purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.

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

         10. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund; and (ii) a majority of the members of the Fund's Board of Trustees who are not interested persons of the Fund, you or us, cast in person at a meeting called for the purpose of voting on such approval.

         11. Any notice hereunder shall be in writing and shall be delivered in person or by facsimile (followed by mailing such notice, air mail postage paid, the day on which such facsimile is sent).

         Addressed

               If to Deutsche Investment Management Americas Inc., to:
                    Deutsche Investment Management Americas Inc.
                    345 Park Avenue
                    New York, New York  10154
                        Attention:  General Counsel
                        (Facsimile No. 732 460-5237)

               If to Deutsche Asset Management Investment Services Limited, to:
                    Deutsche Asset Management Investment Services Limited
                    1 Appold Street
                    London, England EC2A 2UU
                        Attention:  Catharine Peppiatt
                        (Facsimile No. 011 44 207 754-50610)

         or to such other address as to which the recipient shall have informed the other party.

         Notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and if by facsimile and mail, the date on which such facsimile and confirmatory letter are sent.

         12. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the U.S. Investment Company Act of 1940, as amended. As used herein the terms "interested person," "assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the U.S. Investment Company Act of 1940, as amended.


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

         If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

                                          Very truly yours,


                                          DEUTSCHE INVESTMENT MANAGEMENT
                                          AMERICAS INC.

                                          By: /s/Tom Eggers
                                          --------------------------------------
                                          Name:  Tom Eggers
                                          Title: President/CEO

         The foregoing agreement is hereby accepted as of the date first above written.

                                          DEUTSCHE ASSET MANAGEMENT
                                          INVESTMENT SERVICES LIMITED

                                          By: /s/Steve (illegible)
                                          --------------------------------------
                                          Name:  Steve (illegible)
                                          Title: Managing Director

         Accepted:

Scudder Portfolio Trust, on behalf of
Scudder Income Fund


By:      /s/John Millette
         ---------------------------------
Name:    John Millette
Title:   Vice President

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

                                    EXHIBIT A
                                    ---------

                                       TO
                         Research and Advisory Agreement
                             Dated December 8, 2003

                                     Between

                DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. AND
              DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LIMITED


             Series                Net Assets                    Sub-advisory Fee
Scudder Income Fund         Net Assets of Scudder Income Fund    0.50 of the Advisory
                            Advised by DeAMIS                    Fee

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